EXHIBIT 99.3
[Letterhead]
CONSENT
OF
NOMURA SECURITIES CO., LTD.
Board of Directors
Nippon Oil Corporation
3-12 Nishi-Shimbashi 1-chome,
Minato-ku, Tokyo 105-8412
Japan
Members of the Board:
We hereby consent to the inclusion of (i) an English translation of our opinion letter, dated October 29, 2009, to the Board of Directors of Nippon Oil Corporation (the “Company”) as Appendix D to the Registration Statement of the Company on Form F-4 (the “Registration Statement”) relating to the proposed joint share transfer involving the Company and Nippon Mining Holdings, Inc. and (ii) references made to such opinion in the sections captioned “THE JOINT SHARE TRANSFER — Background of the Joint Share Transfer,” “THE JOINT SHARE TRANSFER — Determination of the Nippon Oil Board of Directors,” and “THE JOINT SHARE TRANSFER — Opinions of Nippon Oil’s Financial Advisors — Opinion of Nomura” of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
NOMURA SECURITIES CO., LTD.

/s/ Kentaro Okuda

Kentaro Okuda
Managing Director
Global Head of M&A
December 25, 2009